Exhibit 10.31

EXECUTION COPY

EarthLink Partner Agreement

This PARTNER AGREEMENT (the “Agreement”), effective as of March     , 2003 (the “Effective Date”), is made and entered ____ and between EarthLink Inc., a Delaware corporation (“EarthLink”) and CallWave Inc., a California Corporation (“Partner”). ____ Agreement contains Exhibits A-G, all of which are part of this Agreement.

TERMS

_ DEFINITIONS. The following definitions shall apply to __ Agreement:

(a) “Active Subscriber” a User that [ * ]

(b) “Advertising” or “Advertisement(s)” means any and all advertising on the Co-Branded Services. Advertising includes without limitation, advertising space, promotional messages, skyscrapers, banners, and rich media.

(c) “Billing Information” means mutually agreeable billing information to be collected from Subscribers. Such information shall include, but is not limited to, credit card billing, data, billing authorization, proof of Subscriber’s acceptance of the Co-Branded Services Terms and Conditions, Subscriber name, Subscriber’s billing address, and subscriber’s email address.

(d) “Bundle” means a grouping by EarthLink of the products and services of EarthLink or third parties with the Co-Branded Services.

(e) “Co-Branded Services” means the version of the Partner Services created, provided and maintained by Partner for EarthLink which shall be called EarthLink Internet Call Waiting and shall include attribution for CallWave as follows: “Powered by CallWave”.

(f) “Company Information” means, collectively, Confidential Information and Trade Secrets. Company Information also includes information which has been disclosed to the disclosing Party by a third Person, and that the disclosing Party is obligated to treat as confidential or secret. EarthLink’s Company Information includes, without limitation, the names, contact and financial information (including, but not limited to credit card information and e-mail addresses) of Users. Partner’s Company Information includes, without limitation, all Trade Secrets, knowledge, data and other information owned, held, or known by Partner and relating to products, potential products, and product specifications, processes, know-how, designs, formulas, inventions, customer and prospect information (excluding any User Information obtained by Partner from EarthLink under the terms of this Agreement, subscriber counts, business plans, marketing plans and strategies, pricing strategies and other subject matter pertaining to any research, business, or planned or contemplated business.

(g) “Confidential Information” means any and all information related to the services and/or business of a Party that does not constitute a Trade Secret and that is treated as confidential or secret by the Party (that is, it is the subject of efforts by the disclosing Party that are reasonable under the circumstances to maintain its secrecy) including, but not limited to, the terms and conditions of this Agreement. “Confidential Information” shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials by the Party that owns or holds rights in such Confidential Information, (c) generally known to the public, or (d) lawfully obtained from any third party without any obligation of confidentiality.

(h) “EarthLink Competitive Services” means any products or services offered by a Person other than EarthLink that are the same as or similar to those services and products offered by EarthLink, including without limitation, any Internet access services (wired or wireless), Web hosting services, email services, start page services, or portal services. The EarthLink Competitive Services are listed on and attached hereto as Exhibit A. EarthLink shall have the right to revise the list of EarthLink Competitive Services on Exhibit A upon fourteen (14) calendar days prior written notice to Partner.

(i) “EarthLink Services” means the Internet access services, email services, and Web hosting services offered by or through EarthLink.

(j) “EarthLink Site” means, collectively, all pages of EarthLink’s various Web sites, the Personal Start Pages and any other Web pages provided by EarthLink available through start.earthlink.net or www.earthlink.net.

(k) “Event-Based Upselling” shall mean the process that is triggered by an event such as an inbound call and by which Partner will offer Subscribers the opportunity to upgrade their class of Co-Branded Services.

(l) “Launch Date” shall mean the first date that any Partner Icon is included on the EarthLink Services or the EarthLink Site.

(m) “Marketing Plan” means a document summarizing EarthLink’s strategy and implementation plan and schedule to use commercially reasonable efforts to promote the Co-Branded Services utilizing its web properties such as the EarthLink Site, email points of sale (e.g., call center), and inclusion in CD campaigns, along with any other marketing efforts to Users and prospective Users.

(n) “Marks” means all domain names, trademarks, trade names, service marks, logos and slogans associated with a Party’s products or services, as outlined on Exhibit B for EarthLink and Exhibit C for Partner.

(o) “Partner Competitive Services” means any products or services offered by a Person other than Partner that are the same as or similar to the Internet call waiting services and products offered by Partner, as described in Exhibit D.

[*]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(p) “Partner Icon(s)” means any graphical or text link located, in Earthlink’s discretion, on the EarthLink Services or the EarthLink Site including, without limitation, from any third party area therein, through which users may directly link to the Co-Branded or Partner Services.

(q) “Partner Services” means the Internet call management service provided by Partner as described in Exhibit D.

(r) “Partner Site” means, collectively, all points of presence and/or services maintained from time to time by or on behalf of Partner on the Internet at (i) the URL www.callwave.com (and any replacement or successor thereto), (ii) each other URL having the www.callwave.com domain (and any replacement or successor thereto), and (iii) such other URLs as Partner may notify EarthLink of and EarthLink shall approve, from time to time “Party” means Earthlink and Partner.

(s) “Party” means EarthLink or Partner.

(t) “Person” means any natural individual, fiduciary, corporation, partnership, limited liability company, or other entity other than a Party

(u) “Personal Start Page(s)” means the start pages provided a EarthLink and generally as same may be modified by Users upon time to time and in their discretion.

(v) “Top-up Advertising” or “Pop-up Advertisement” means my graphical user interface display area that appears in the background or foreground of the visual interface. Pop-up Advertising includes all invasive third party advertising, including without limitation, advertising that is initiated by a single or double mouse click, voice command or timed to occur. Pop-up Advertising also includes any third party page, advertisement or content that interrupts sequential content, forcing exposure to the advertisement before visitors to the site can continue on their content path. For the purposes of this Agreement, any third party page that is inserted in the normal flow of editorial content structure on a site for the purpose of advertising or promotion, or any page that remains in the background or foreground after Users close their browser window, shall be deemed Pop-up Advertising. For the purposes of this Agreement, Pop-up Advertising specifically does not include Event-Based Upselling.

(w) “Subscriber” means any User who subscribes to the Co-Branded Services.

(x) “Subscriber Information” means any personally identifying information of any Subscriber, including but not limited to name, address, email address or Billing Information.

(y) “Trade Secrets” means all non-public information whether tangible or intangible related to the services or business of the disclosing Party that (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing Party that are reasonable under the circumstances to maintain its secrecy, including, without limitation, (i) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or trade secret nature (iii) identifying any oral communication as confidential or secret immediately before, during, or after such oral communication; or (iii) otherwise treating such information as confidential or secret.

(z) “Updates” means any new feature of the Partner Service or any modification to a current feature of the Partner Service that Partner makes commercially available (i) within class(es) of Partner Services that are comparable to those contemplated to be included in the Partner Co-Branded Services under this Agreement, and (ii) with no commensurate changes in the retail pricing of such comparable class(es) of service.

(aa) “User” means any user of the EarthLink Services or the EarthLink Site. For the purposes of this Agreement, “User” specifically excludes “User of Other Partner Services” as defined below.

(bb) “User of Other Partner Services” means any User who is also a user of Partner services other than the Co-branded Services defined in this Agreement.

(cc) “User Information” means any personally identifying information of any User, including but not limited to name, address, email address or Billing Information.

2. OBLIGATIONS OF THE PARTIES.

2.1. Duties and Obligations of the Partner. In connection with this Agreement, Partner shall have the following duties and obligations:

(a) Content License. During the Term and subject to the limitations contained herein, Partner grants to EarthLink and its affiliates and subsidiaries a nonexclusive, nonsublicenseable, royalty-free, worldwide license to use, reproduce, display, and distribute the Co-Branded Services in connection with links to or from, or in conjunction with, the Personal Start Pages, EarthLink Site, EarthLink Services, or in or on any other media including, but not limited to, and any promotional material or any of EarthLink’s partners’ Web sites, in accordance with this Agreement.

(b) Ownership. Except for the license rights expressly granted in Section 2.1 (a), above, and Section 4.1 (a), below, as between Partner and EarthLink, Partner retains all right, title and interest in and to all intellectual property rights embodied in or associated with the Partner Services.

(c) The Co-Branded Services. Partner shall create, host and serve the Co-Branded Services, for the EarthLink Services and any successors thereto, as requested by EarthLink and as further described in Exhibit D. Partner shall make available the Co-Branded Services to EarthLink no later than fifty (50) calendar days following the Effective Date. Partner shall design, create, edit, manage, update and maintain the Co-Branded Services for the purpose of providing Subscribers with access to the Co-Branded Services on a twenty-four (24) hours per day, seven (7) days per week basis, such that, subject to the specific provisions of this Agreement, the Co-Branded Services provided on the EarthLink Site will retain parity with the Partner Services provided by Partner to any third party with which Partner has a similarly structured agreement or through the main Partner Site in terms of freshness of content, services and features. During the Term, Partner agrees to work diligently with EarthLink to integrate the Co-Branded Services

Into the EarthLink Services. Pop-Up Advertising of any kind shall not be permitted on the Co-Branded Services.

(d) Restrictions on Goods and/or Services Offered. Partner and not sell, offer, attempt to sell or offer, or otherwise promote in any way, through the Co-Branded Services any goods or services which are illegal, or which in EarthLink’s sole discretion, constitute pornographic or similarly adult-themed material, get rich quick programs, gambling, pyramid schemes, contains any viruses or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information, or any goods or services which involve deceptive marketing or commercial practices.

(e) Customer Support. Partner shall provide, in a professional and workmanlike manner, and in good faith, tier-2 email-based and limited telephone support directly to EarthLink’s customer support team. Partner support shall respond to each email request within one (1) business day of receipt. Prior to the Launch Date, the parties shall agree upon a written escalation procedure for customer support requests from EarthLink to Partner which shall include service level requirements. It is expressly agreed that Partner shall have no tier-1 customer support obligations, and that EarthLink shall be the only Party to directly contact Subscribers except as Partner is required to communicate with Subscribers on EarthLink’s behalf regarding the provisioning and maintenance of the Co-Branded Services. Partner hereby agrees and acknowledges that such tier-2 customer support to be provided by Partner shall be paid for and maintained exclusively by Partner, which shall be referenced in the Co-Branded Services.

(f) Competitive Advertising. Partner shall not display to Users Advertising of any kind (cooperative or otherwise) for, send results containing, or otherwise promote in any way, any provider of Earth Link Competitive Services in any of the Co-Branded Services.

(g) Service Level Requirements. Partner will provide the Co-Branded Services according to the Service Level Requirements set forth in Exhibit F.

(h) Reports. During the Term, within seven (7) calendar days following the end of each calendar month following the Effective Date, Partner shall provide to EarthLink a monthly electronic report in Excel importable format, that details the summary of Active Subscribers by class of service during the preceding calendar month and other reasonable and relevant reporting as requested by EarthLink, excluding data customarily deemed private under state and federal statutes.

(i) End User Agreement. Partner shall make the Co-Branded Services available to Users subject to the Co-Branded Services Terms and Conditions attached hereto as Exhibit H. Partner shall ensure that when registering for the Co-Branded Services each Subscriber affirmatively agrees to the Co-Branded Services and Partner’s privacy policy.

(j) Promotions. Partner shall offer EarthLink the ability to offer potential Subscribers who agree to the Co-Branded Services Terms and Conditions, and provide EarthLink with online authorization, an opportunity to try the Level 1 or Level 2 of the Co-Branded Services, as defined in Exhibit D, for the greater of: (i) a period of one (1) month or (ii) the best trial/promotional offer Partner provides to its distribution partners with similarly structured relationships or directly in the market. If EarthLink promotes the Co-Branded Services in accordance with this Agreement, Partner shall bear the operating costs associated with any such trial/promotion. Partner shall also provide a framework for Event-Based Upselling that shall be mutually agreed to by both parties and managed and executed by Partner.

(k) Registration. Partner shall create, host and maintain mutually agreeable interfaces in which a User or an EarthLink customer service representative on a User’s behalf enters his/her User Information necessary to register for the Co-Branded Services, agreement to which shall not be unreasonably withheld or delayed. Partner shall send each User for which EarthLink provides User Information a welcome email explaining the steps necessary to complete registration for the Co-Branded Services and to obtain the necessary cooperation with his/her telephone service provider. Partner shall use commercially reasonable efforts to work directly with the telephone service providers so that Users may obtain the Co-Branded Services without contacting directly their telephone service providers. Partner shall ensure that any additional User Information obtained from each Subscriber that registers for the Co-Branded Services is promptly provided to EarthLink via a mutually agreeable method.

2.2. Duties and Obligations of EarthLink. In connection with this Agreement, EarthLink shall have the following duties and obligations:

(a) EarthLink Promotion. [ * ]

(b) Launch. If Partner provides the Co-Branded Services as described in Section 2.1(c), the Launch Date shall be on or before June 1, 2003.

(c) Customer Support. At its own expense, EarthLink shall provide, in a professional and workmanlike manner, and in good faith, tier 1 customer support regarding the Co-Branded Services.

(d) Competitive Advertising. EarthLink shall not display to Subscribers or to Users advertising of any kind (cooperative or

[*]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

otherwise) for, send results containing, or otherwise promote in anyway, a provider of Partner Competitive Services.

(e) Billing. During the term of this Agreement, EarthLink shall be responsible for billing and collecting any fees charged to Subscribers for use of the Co-Branded Services. EarthLink shall ensure that contact information for each Subscriber that registers for the Co-Branded Services and information regarding terminations of Active Subscribers is immediately provided to Partner via a mutually agreeable method. Active Subscriber status shall remain unchanged until notice of such termination is provided by EarthLink to Partner.

(f) Event-Based Upselling. EarthLink shall use commercially reasonable efforts to enable and support the efforts of Partner in managing and promoting Event-Based Upselling.

(g) Registration. EarthLink will use the mutually agreed to interfaces provided by Partner for the purpose of registering and provisioning Subscribers to the Co-Branded Services. For each Subscriber, the Partner will receive a valid email address, the telephone number for which the Co-Branded Services will be provisioned, mailing address where required by the telephone service provider, and authorization for and confirmation of the provisioning of call forwarding. In addition, if additional information is required by a telephone service provider in order to provision the Co-Branded Services, the Parties will use commercially reasonable efforts to obtain such information from the relevant Subscriber.

3. FINANCIAL TERMS

3.1 Pricing. The parties shall mutually agree on the retail pricing of the Co-Branded Services where the Co-Branded Services are offered on a stand-alone basis. The parties shall agree upon any such pricing at least thirty (30) calendar days prior to the launch of such price. The parties agree that at the launch of the Co-Branded Services, EarthLink shall offer Level 1 for [ * ] and Level 2 for [ * ]. Where EarthLink offers the Co-Branded Services as part of a Bundle, EarthLink, in its sole discretion, shall determine the retail price of both the Bundle and any upgraded tier of the Co-Branded Services consistent with the range of retail upgrade prices set forth in paragraph 3.2 below.

3.2 Consideration. [ * ]

3.3 Taxes. Except for income taxes imposed upon Earthlink with respect to the Fee payable to Earthlink under Section 3.2, above (and corporate franchise and similar taxes measured by reference to such income), Partner shall be solely and exclusively responsible for the payment of any and all taxes imposable upon Partner or Earthlink by reason of the delivery of the Co-Branded Services hereunder, including, but not limited to, any sales, use, access and business taxes. EarthLink shall be solely and exclusively responsible for the payment of any and all taxes arising or that may arise out of EarthLink’s performance hereunder, including, but not limited to, any sales, use, access and business taxes.

3.4 Audit. During the Term of the Agreement, and during the one (1) year period immediately following the Term, EarthLink shall have the right, upon reasonable notice, during normal business hours and at EarthLink’s own expense, through an independent auditor chosen by EarthLink, to audit Partner’s books, records and logs that relate to payments owed by EarthLink hereunder. If an audit of the appropriate records, books or logs reveals that Partner has overstated the amounts owed by EarthLink under this Agreement for the period under audit, then Partner shall promptly refund any amounts owed to EarthLink. If the amount of overpayment for the period under audit equals or exceeds five percent (5%) of the total amount owed during such period, then Partner shall reimburse EarthLink for all reasonable costs and expenses incurred in connection with conducting the audit.

3.5 [ * ]

[ * ]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4. LICENSES AND STANDARDS.

(a) Trademark License to EarthLink. During the Term, and subject to the provisions of this Agreement, Partner grants to EarthLink and its affiliates and subsidiaries a nonexclusive, nonsublicenseable, royalty-free, worldwide license to use, reproduce and display Partner’s Marks (including those in Exhibit C) in connection with links to or from, or in conjunction with the Personal Start Pages, EarthLink Site, and EarthLink Services or in or on any other media including, but not limited to, any promotional material or any of EarthLink’s partners’ Web sites, in accordance with this Agreement.

(b) Trademark License to Partner. During the Term, and subject to the provisions of this Agreement, EarthLink grants to Partner a nonexclusive, nonsublicenseable, nontransferable, fully paid-up, worldwide license to display the EarthLink Marks (as defined in Exhibit B) on or in connection with the Co-Branded Services or in or on promotional material, but only as such use is reasonably necessary for Partner to perform as contemplated by this Agreement.

(c) Promotional Material. Each Party requires that each use of its Marks or the Marks of its licensors be in accordance with Exhibit B, in the case of EarthLink, and Exhibit C, in the case of Partner. Prior to the initial launch of any Web pages or other internet locations branded with the other Party’s Marks, the release of any marketing, advertising, press releases, or other promotional materials that reference the other Party and/or the other Party’s Marks, the releasing Party shall submit a written request for approval to the other Party together with a copy of the materials to be released, which request shall be made no less than ten (10) business days prior to the requested release date (the other Party shall not unreasonably withhold or delay the granting of its approval thereof). Title to and ownership of the respective owner’s Marks shall remain with the owner. The licensee shall not take any action inconsistent with the owner’s ownership of the Marks and any benefits accruing from use of such Marks shall automatically vest in the Owner. Neither Party shall create any combination Marks with the other Party’s Marks. If a licensee’s use of the Marks does not conform to the owner’s quality standards in the owner’s reasonable opinion, then the owner will notify the licensee in writing of such nonconformance, and the licensee shall have ten (10) business days to cure such nonconformance. If the nonconformance is not cured within such period, the owner may immediately terminate this Agreement upon written notice to the licensee.

4.2. Press Releases. Neither Party will issue a press release or similar public announcement of any kind regarding the Parties’ relationship established hereunder without the prior written approval of the specific content of the release or announcement by the other Party.

5. REPRESENTATIONS AND WARRANTIES.

5.1. EarthLink. EarthLink represents and warrants to partners that:

(a) EarthLink has the corporate power and authority to enter into and perform its obligations under this Agreement; and

(b) EarthLink has the full right to grant or otherwise permit Partner to access the EarthLink Services and to use EarthLink’s Marks, and is aware of no claims by any third parties adverse to any of such intellectual property rights.

5.2. Partner. Partner represents and warrants to EarthLink that:

(a) Partner has the corporate power and authority to enter into and perform its obligations under this Agreement;

(b) Partner, the Co-Branded Services, and the Partner Services shall at all times comply with all local, state and federal laws, rules and regulations applicable to the Partner, the Co-Branded Services, the Partner Services and Partner’s performance under this Agreement and shall not infringe on the rights of third parties; and

(c) Partner has the full and exclusive right to grant or otherwise permit EarthLink to access and use the Partner Services, the Co-Branded Services, and Partner’s Marks, and is aware of no claims by any third parties adverse to any of such intellectual property rights.

6. USER INFORMATION. [ * ]

7. CONFIDENTIALITY. Each Party acknowledges that its Company Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it shall use the other Party’s Company Information solely for purposes of performing its obligations under the Agreement and to take reasonable steps, which shall include, at a minimum, the steps it takes to protect its own Company Information, to prevent the duplication or disclosure of the other Party’s Company Information, other than by or to its employees or agents who must have access to the Company Information to perform such Party’s obligations hereunder, who shall each agree to be bound by similar confidentiality obligations. Each Party agrees that if it is required by law, regulation or order of any governmental body or regulatory authority to disclose the other Party’s Company Information, such disclosing Party must first (i) give written notice of such required disclosure to the other Party, and (ii) cooperate reasonably with any effort by such other Party to obtain a protective order requiring that the Company Information so disclosed be used only for the purposes for which disclosure is required. These obligations shall continue indefinitely for so

[ * ]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

long the Confidential Information is User Information (provided to Partner by EarthLink) or Trade Secret and shall continue for three (3) years following termination of this Agreement with respect to Company Information that does not rise to the level of a Trade Secret or User Information (provided to Partner by EarthLink).

8. LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION; INSURANCE.

8.1 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA. INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT, WARRANTY, GUARANTEE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL SURVIVE AND APPLY NOTWITHSTANDING THE VALIDITY OF THE LIMITED REMEDIES PROVIDED FOR IN THE AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL NOT APPLY TO: (I) THE PARTNER’S USER INFORMATION OBLIGATIONS SET FORTH HEREIN; (II) THE PARTIES’ CONFIDENTIALITY OBLIGATIONS SET FORTH IN HEREIN; AND (III) THE PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH BELOW.

8.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE EARTHLINK SERVICES, THE EARTHLINK SITE, THE PERSONAL START PAGES, THE PARTNER SERVICES OR OTHERWISE RELATING TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

8.3 Indemnity. EarthLink agrees to indemnify, defend and hold harmless Partner and its officers, directors, employees, agents, successors and assigns from and against any and all losses, liabilities, damages, and penalties and all related costs and expenses (including reasonable attorneys’ fees) related to claims made by third parties against Partner (a) arising from EarthLink’s breach of any covenant, agreement, representation or warranty made in this Agreement; or (b) alleging that EarthLink’s Marks or other intellectual property infringe the patents, copyrights, trademarks or service marks or other intellectual property rights of such third parties. Partner agrees to indemnify, defend and hold harmless EarthLink and as officers, directors, employees, agents, successors and assigns from and against any and all losses, liabilities, damages, and penalties and all related costs and expenses (including reasonable attorneys’ fees) related to claims made by third parties against EarthLink: (a) arising from Partner’s breach of any covenant, agreement, representation or warranty made in this Agreement; or (b) alleging that Partner’s Marks or other intellectual property, including, without limitation, the Partner Services and the Co-Branded Services, infringe the patents, copyrights, trademarks or service marks or other intellectual property rights of such third parties. Partner agrees to further indemnify and hold harmless EarthLink from and against all third party claims, causes of action, liabilities and all other reasonable costs and expenses relating to any sales, subscriptions or transactions on or through the Partner Services or the Co-Branded Services, or the products or services appearing on or provided through the Partner Services or the Co-Branded Services, except as those claims, causes of action or liabilities may relate solely to EarthLink’s management of the billing process and/or EarthLink’s Customer Support communications with a User. Each Party agrees to promptly notify the indemnifying Party in writing of any indemnifiable claim. The indemnified Party shall cooperate in all reasonable respects with the indemnifying Party and its attorneys in the investigation, trial, defense and settlement of such claim and any appeal arising therefrom. The indemnified Party may participate in such investigation, trial, defense and settlement of such claim and any appeal arising therefrom, through its attorneys or otherwise, at its own cost and expense. No settlement of a claim that involves a remedy other than the payment of money by the indemnifying Party shall be entered into without the consent of the indemnified Party, unless the settlement includes an unconditional general release of the indemnified Party which consent will not be unreasonably withheld.

8.4. Injunctive Relief. The parties hereby agree and acknowledge that violation by one Party of confidentiality or user information provisions may cause irreparable harm to the other Party not adequately compensable by monetary damages. In addition to other relief, it is agreed that temporary and permanent injunctive relief shall be available to the parties to prevent any actual or threatened violation of such provisions as provided by law.

8.5. Insurance. Prior to the launch of the Co-Branded Services, Partner shall procure and thereafter shall maintain throughout the Term a commercial general liability policy of insurance with an aggregate coverage limit of not less than five million dollars ($5,000,000), protecting Partner (as the primary insured) and EarthLink (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving, or arising out of Partner’s business. During the Term, Partner also shall maintain, at its sole expense, all appropriate insurance for its employees, including required worker’s compensation, disability, and unemployment insurance. Partner agrees to provide certificates or adequate proof of the foregoing insurance at EarthLink’s request. Furthermore, Partner will insure that each such certificate shall state the insurance will not be canceled or reduced except upon not less than thirty (30) calendar days’ advance written notice to EarthLink.

9. TERM AND TERMINATION.

9.1. Term. The term of this Agreement will begin on the Effective Date and will run for twelve (12) months from the Effective Date (collectively with any Renewal Terms and the Transition Period, if any, the “Term”). The Agreement shall renew for successive thirty (30) calendar day periods (“Renewal Terms”) unless a Party gives written notice of non-renewal of the original Term at least sixty (60) calendar days

Prior to the end of the original Term and at least thirty (30) calendar days prior to the end of any Renewal Term.

9.2 Termination. This Agreement may be terminated by the parties as follows:

(a) A Party that is not then in breach of its obligations hereunder (the “Terminating Party”) may terminate this Agreement at any time if (i) the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement (ii) the Terminating Party provides to the Breaching Party written notice of such breach, describing in reasonable detail the acts or omissions alleged to constitute such breach and each provision of this Agreement alleged to be violated by such act or omission, and (iii) such breach has not been fully cured within thirty (30) calendar days after delivery of such written notice of the alleged breach;

(b) For a breach of Sections 2.1(c)[Pop Up Advertising], 2.1(d) or 2.1(f), EarthLink may terminate this Agreement if such breach remains uncured for three (3) calendar days after Partner’s receipt of written notice of the breach. In addition, if Partner breaches Section 2.l(c)[Pop Up Advertising], 2.1(d) or 2.1(f) on three (3) or more separate occasions, cumulatively, EarthLink may terminate this Agreement, upon notice at any time following such noticed third breach;

(c) Either Party may terminate this Agreement immediately if the other Party is unable to generally pay its debts as due, or enters into or files (or has filed or commenced against it) a person, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or similar laws of the United States or any state of the United States;

(d) EarthLink may terminate this Agreement at its discretion, if Earthlink determines, in its discretion, either (i) that Partner has altered or modified the nature of the services or content of the Co-Branded Services that Partner is obligated to provide under this Agreement in a manner not consistent with the normal course-of-business changes contemplated in this Agreement or (ii) that the Co-Branded Services are not, when taken as a whole, competitive with similar commercially available services with regards to material features, feature set, and pricing, and such alleged failure is not cured within thirty (30) calendar days after delivery of a written notice of such alleged failure;

(e) EarthLink may terminate this Agreement immediately if the service specifications set forth in Exhibit F are not met.

9.3 Effects of Termination. Within three (3) business days after termination of this Agreement for any reason, each Party shall: (i) purge all Marks as used in connection with this Agreement from any and all computer systems, files, or storage media within their possession or control; (ii) return to the other Party any and all documents or other media embodying any use of the other Party’s Marks: and (iii) certify to the other Party in writing that it has complied with the foregoing obligations. Upon any termination or other expiration of this Agreement, each of the respective licenses granted herein and all other rights of the parties under this Agreement shall terminate, except that, notwithstanding any of the foregoing, the rights and obligations under Sections 4.2, 6, 7, 8, 9.3, 9.4, 9.5, 10.1-10.5, 10.7, 10.9 and 10.10 herein shall survive expiration or termination of the Agreement. Each Party shall retain from and after any termination of this Agreement all rights and claims arising from the other Party’s breach of its obligations under this Agreement prior to the termination of this Agreement.

9.4. Transition Period. Upon termination or expiration of this Agreement, EarthLink will be entitled to use, and Partner will continue to provide, the Co-Branded Services to EarthLink for a period of time as EarthLink so chooses but in no event to exceed ninety (90) business days from the expiration or termination of this Agreement (the “Transition Period”). During the Transition Period, EarthLink shall have the right to continue to offer and use the Co-Branded Services under the terms of this Agreement. During the Transition Period, EarthLink shall also have the right to offer Subscribers the opportunity to transition to an alternative provider of similar services. Such offer shall not include communications to Users which are defamatory toward Partner.

(a) If EarthLink does not offer Subscribers the opportunity to transition to an alternative provider of similar services prior to the end of the Transition Period, then EarthLink may offer Subscribers the opportunity to transfer their Co-Branded Services accounts to a non-Co-Branded Partner Services account. The parties shall mutually agree on the text of any such offer, such agreement not to be unreasonably withheld or delayed, and EarthLink shall forward all relevant Billing Information within twenty-five (25) days following such transfer.

(b) [*]

(c) Partner shall continue to provide services to Subscribers during the Transition Period and after the Transition Period may, but shall not be obligated to, provide services to former Subscribers that remain provisioned following the Transition Period. Should EarthLink not offer a Subscriber the opportunity to transfer its Co-Branded Services accounts to non-Co-Branded Partner Services accounts and also not provision a competing service to Subscriber within the Transition Period, Partner shall not be prevented from marketing Partner’s products and services to former Subscribers after the Transition Period, so long as such marketing efforts do not violate the sections of this Agreement

[ * ]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

that survive termination or expiration of this Agreement. After the Transition Period, Partner may use Subscriber Information for the purposes of continuing to provide Partner Services to former Subscribers, as long as such use does not violate the surviving obligations under Sections 6 and 7 of this Agreement.

9.5 No Damages or Indemnification for Termination. Neither Party shall be liable to the other Party for any costs or damages of any Kind, including incidental or consequential damages, or for indemnification, solely on account of the termination of this Agreement in accordance with the express terms thereof even if informed of the possibility of such damages.

10 GENERAL PROVISIONS.

10.1 Entire Agreement. This Agreement, including any exhibits attached hereto constitutes the entire understanding and agreement with respect to its subject matter, and supersedes any and all prior or contemporaneous representations, understandings and agreements whether oral or written between the parties relating to the subject matter of this Agreement, all of which are merged in this Agreement and the Marketing Plan.

10.2 Severability of Provisions. In the event that any provision of this Agreement is found to be invalid or enforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless due to such invalidity, either Party is denied a material benefit which would have accrued had the provision not been found invalid.

10.3 Assignment. The Agreement and the rights and obligations hereunder may not, whether voluntarily or involuntarily, directly or indirectly, be assigned, sublicensed, sold or otherwise transferred (including by operation of law) by EarthLink or Partner, including, without limitation, to any successor-in-interest to any of EarthLink’s or Partner’s assets, without the prior written consent of both parties, which consent shall be given or not in each Party’s sole discretion. Prior written consent of both parties shall be required for any such assignment, except in the case of a sale or other transfer of substantially all of one Party’s assets or equity, whether by sale of assets or stock or by merger or other reorganization, upon providing twenty (20) calendar days prior written notice to the other Party. Any assignment in violation of the terms hereof shall be void and of no force or effect. In the event of an assignment of this Agreement by Partner or EarthLink in connection with the sale or other transfer of substantially all of Partner’s or EarthLink’s assets or equity, whether by sale of assets or stock or by merger or other reorganization, the non-assigning Party may terminate this Agreement upon twenty (20) calendar days prior written notice to the assigning Party.

10.4 Governing Law; Jurisdiction; Attorneys’ Fees. This Agreement shall be governed by the laws of the State of Georgia without giving effect to applicable conflict of laws provisions. All actions with respect of this Agreement shall be brought in the federal and state courts having jurisdiction within Atlanta, Georgia and the parties expressly consent to the personal jurisdiction of such courts. In the event any litigation or other proceeding is brought by either Party in connection with this Agreement, the prevailing Party in such litigation or other proceeding shall be entitled to recover from the other Party all costs, attorneys’ fees and other expenses incurred by such prevailing Party in such litigation.

10.5 Notices. Except as specifically provided in this Agreement, any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (a) on the delivery date if delivered personally to the Party to whom the same is directed; (b) upon receipt of confirmation on the sender’s facsimile machine that all pages have been received by the recipient, if sent by facsimile; or (c) one business day after deposit with a commercial overnight carrier, with written verification of receipt, to the address of the Party to whom the same is directed as set forth below:

Notice Information:

(1)	If intended for Partner:

CallWave, Inc.

136 West Canon Perdido Street

Santa Barbara, CA 93101

Attn: Jason Spievak

With copies to:

Reicker, Pfau, Pyle, McRoy & Herman LLP

1421 State Street, Suite B

Santa Barbara, CA 93101

Attn: Michael E. Pfau

805-966-2440 - telephone

805-966-3320 - fax

(2)	If intended for EarthLink:

EarthLink, Inc.

1375 Peachtree Street, NW

Atlanta, GA 30309

Attn: General Counsel

404-815-0770 - telephone

404-287-4905 - fax

With copies to:

EarthLink, Inc.

3100 New York Drive

Pasadena, California 91107

Attn: Contract Administrator

626-296-2400 - telephone

626-351-6666 - fax

EarthLink, Inc.

1375 Peachtree Street, NW

Atlanta, Georgia 30309

Attn: E.V.P. of Customer Experience

404-815-0770 - telephone

404-287-0904 - fax

10.6 Non-Solicitation. During the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, neither Party may directly or indirectly, solicit, divert or hire away, or attempt to solicit, divert or hire away any Person employed by the other Party with whom such Party had regular contact with during the course of its performance under this Agreement, unless such Person’s employment has been terminated for at least (6) months or unless the other Party gives its prior consent to such hiring, such consent not to be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall prevent either Party from considering for employment or hiring any individual, whether or not an employee of the other Party, who has responded to a general solicitation for employment from either Party in a newspaper announcement or other public solicitation.

10.7 Waiver. No waiver of any provision of this agreement of any rights or obligations of either Party under this Agreement, shall be effective, except pursuant to a written instrument signed by the Party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

10.8 Headings. The section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. Specially, either Party’s rights and/or obligations under the terms of this Agreement may not necessarily be confined to the sections of this Agreement with those respective headings.

10.9 Amendment. The terms and conditions of this Agreement may not be modified or amended other than in writing signed by both parties.

10.10 Force Majeure. Either Party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, and governmental requirements. Notwithstanding the foregoing, a change in economic conditions or technology shall not be deemed a force majeure event. The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

10.11 Execution in Counterparts and by Facsimile. The Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

Signatures:

Partner and EarthLink acknowledge that they have read and fully understand this Agreement and the Exhibits attached hereto, all of which are a part of this Agreement, and hereby agree to its terms.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date set forth above.

EARTHLINK EarthLink, Inc.	PARTNER CallWave, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

EarthLink Competitive Services

[*]

{ * ]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[*]

[ * ]	Confidential treatment has been requested for the bracketed portions. The Confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

EarthLink Marks

NOTE: THIS EXHIBIT B MAY BE AMENDED FROM TIME TO TIME AS REQUIRED BY EARTHLINK

AND ALL SUCH AMENDMENTS SHALL BE INCORPORATED HEREIN.

Trademarks, trade names, logos and other product and proprietary identifiers.

The Earthlink logo®

[GRAPHIC]

Get Linked(sm)

EarthLink Total Access®

Star Page®

Personal Start Page(sm)

EarthLinkEverywhere™

__________

eLink™

EarthLink®

Why Wait? Move To EarthLink.™

Pop-Up Blocker(sm)

[insert new mark for EarthLink Internet Call Waiting]

©2003 EarthLink, Inc. EarthLink and the EarthLink logo are registered trademarks of EarthLink, Inc. Trademarks are property of their respective owners. All rights reserved.

EXHIBIT C

Partner Marks

NOTE: THIS EXHIBIT MAY BE AMENDED FROM TIME TO TIME AS REQUIRED BY

PARTNER AND ALL SUCH AMENDMENTS SHALL BE INCORPORATED HEREIN.

Trademarks, pending trademarks, trade names, logos and other product and proprietary identifiers.

Internet Answering Machine™

CallWave™

©2003 CallWave Inc. CallWave is a trademark of CallWave, Inc.

[GRAPHIC]

(CallWave “CW” graphic above is a pending trademark.)

EXHIBIT D

Partner Services

During the Term Partner shall provide a Co-Branded version of the below Partner Services including any Updates. Partner may change the features of the levels of service described below with EarthLink’s written approval, and Partner will provide EarthLink with at least forty five (45) business days notice of the commercial release of any such feature changes and at least thirty (30) business days notice of any Updates. Any Updates that are necessary for compatibility with Partner’s servers shall be accepted by EarthLink so long as such Updates meet all other requirements in this Agreement. Partner shall be responsible for providing Subscribers with any Update within fifteen (15) calendar days of its commercial release on either the Partner Site or by or through another distributor with which Partner has a similarly structured agreement. If such Updates are offered at no additional cost to users of the Partner Site or of another distributor, then Partner shall provide such Updates to Subscribers at no additional cost.

1	Level 1: Internet call management system for dial-up Internet Access with the following features:

a.	Real time caller ID display for incoming telephone calls with, at a minimum, the caller’s phone number;

b.	Full personalized Subscriber greeting with Co-Branded trailer (as approved by EarthLink) promoting the Co-Branded Services;

c.	60 second message length;

d.	Real-time, hands-free, online screening of caller’s message;

e.	Desktop message indication and offline message replay;

f.	When a call is received, Partner may offer the Subscriber the opportunity to purchase the option to “Take the Call” while online or to “Transfer the Call” to another phone number;

g.	a Co-Branded version of a minimizeable client application; and

h.	any additional features that Partner makes available at no additional cost with its then-current commercially available equivalent to this level of service which on the Effective Date is referred to by Partner as “Messenger”.

2	Level 2: Internet call management system for dial-up Internet Access with the following features:

a.	Real time caller ID display for incoming telephone calls with, at a minimum, the caller’s phone number;

b.	Full personalized Subscriber greeting with Co-Branded trailer (as approved by EarthLink) promoting the Co-Branded Services;

c.	3 minute message length;

d.	Real-time, hands-free, online screening of caller’s message;

e.	Desktop message indication and offline message replay;

f.	Subscriber may “Take the Call” while online through Subscriber’s home phone, or to “Transfer the Call” to another phone number, as made available by Partner;

g.	a Co-Branded version of a minimizeable client application; and

h.	any additional features that Partner makes available at no additional cost with its then-current commercially available equivalent to this level of service which on the Effective Date is referred to by Partner as “Connect”.

3	Free Service: Upon request by EarthLink, Partner shall provide to EarthLink a free level of service comparable to what Partner then makes available to new subscribers commercially in the market as a free service. The free service shall be offered to Users only if EarthLink requests such free service. EarthLink may make such request only after ninety (90) calendar days following the Launch Date. If EarthLink makes such a request, Partner shall launch the free service within thirty (30) calendar days following the date of such request. Any additional details regarding the free service shall be addressed and mutually agreed upon prior to any formal request by EarthLink for such free service.

4	In addition Partner shall provide a Co-Branded version of (a) the Web page at which Subscribers can register for the Co-Branded Services and download the Co-Branded Services application which will require Subscribers to agree to the Co-Branded Services Terms and Conditions and (b) a Co-Branded FAQ help page addressing the entire range of Partner Services contemplated herein.

EXHIBIT F

Service Level Requirements

1.	Purpose

Partner and EarthLink are together referred to as the Parties. Partner will provide operational, monitoring and support related services for the Partner Services provided to EarthLink hereunder. During the Term, Partner agrees to provide the Partner Services to EarthLink hereunder according to the terms and conditions of this Service Level Agreement (SLA).

2.	Services to be provided by Partner

Partner subject to the performance metrics outlined in subsequent sections below, will:

a.	Monitor the Co-branded Services on a continuous basis to ensure the Co-branded Services are operational and operating correctly.

b.	Provide on-going notification to EarthLink of known problems with components of the Co-branded Services.

c.	Provide diagnosis of technical problems to determine whether the problem is the result of a failure of Co-branded Services.

3.	Planned Maintenance Period

The Parties shall consult together and establish an agreed regular “Planned Maintenance Period” to allow Partner to optimize Co-branded Services functionality and perform normal maintenance work. The Planned Maintenance Period shall be between specific hours on specific day(s) of the week, and of specific duration, as agreed between the Parties. When Partner reasonably expects such work on optimization to interrupt Co-branded Services availability, Partner shall inform EarthLink at least one week in advance of such expected interruption; and in no case shall such interruption be permitted to persist beyond the Planned Maintenance Period. An interruption of Co-branded Services availability, caused by work performed during a Planned Maintenance Period, but which extends beyond the Planned Maintenance Period, shall be considered an outage according to the definitions in Section 7 herein. Warnings of maintenance activities shall be disseminated by means of electronic mail distribution lists and other appropriate media.

4.	Emergency Maintenance

From time to time, as necessary to cure or prevent a condition that might result in a major outage, in Partner’s sole discretion. Partner may perform service-affecting “Emergency Maintenance” and shall have no obligation to inform EarthLink of such work in advance, provided, however, that Partner shall take all reasonable steps to prevent, or minimize the duration of, any interruption of Co-branded Services availability. Partner shall inform EarthLink as soon as practicable of the nature and expected duration of the Emergency Maintenance. Instances of Emergency Maintenance that cause an extended interruption of Co-branded Services availability shall be considered an outage according to the definitions in Section 7 herein. Warnings of maintenance activities shall be disseminated by means of electronic mail distribution lists and other appropriate media.

5.	Services to be provided by EarthLink

During the Term, EarthLink will:

a.	Provide prompt notification of any suspected problems with the Co-branded Services.

6.	Co-branded Services Availability

a.	The Co-branded Services shall be available every day of the year and 24 hours a day, apart from Planned Maintenance Periods (subject to the conditions set forth in Section 3 herein).

b.	Co-branded Services shall be available 99.9% of the time, annually. Availability will be measured by the success rate in accessing the Co-branded Services from the EarthLink Site, 24 hours a day, seven days a week, outside of Planned Maintenance Periods. In other words, over the course of 365 days, the Co-branded Services will be unavailable no more than 9 hours, outside of Planned Maintenance Periods.

7.	Service Interruptions

For the purposes of this Agreement, the following issues are defined as “Service Interruptions”:

a	“Complete Outage” means that Co-branded Services are not reachable by Subscribers for five (5) minutes or more; provided however, that Partner may cause an interruption of the Co-branded Services during a Planned Maintenance Period subject to the conditions set forth in Section 3 herein.

b	“Partial Outage” means that Co-branded Services are not reachable by Subscribers for one (1) minute or more, is reachable by less than ninety percent (90%) of Subscriber.

c	“URL Errors” means any errors in URLs, missing pages, or typos in URLs including any Partner error that causes EarthLink to present an incorrect URL on the Co-branded Services, or which causes EarthLink to attempt to harvest information from an incorrect URL.

d	“Data Handling Errors” means any incorrect handling of user data by Partner which results in a Complete Outage, a Partial Outage or a URL error, for example, Partner’s failure to deliver an advertised service to an end user who has registered for such service as described in the Co-branded Services.

8.	Response Team

Partner will at all times during the Term and at Partner’s sole cost and expense, make available a contact person responsible for monitoring the Co-branded Services. The contact person will be available to EarthLink on a 24 hour a day, 7 day a week basis by phone and email for consultation on Service Interruption issues and to assist in the restoration of the service following a Service interruption. Partner will provide EarthLink with the names and phone numbers and email addresses of its contact person, and ensure that any changes to the contact information is provided to EarthLink.

9.	Escalation Procedures

A. In the event of a Complete Outage, the Partner contact person will contact EarthLink as soon as possible following Partner’s identification of the Service Interruption and will notify EarthLink of the nature of the Service Interruption and the estimated time of resumption of service. Partner’s contact person will keep EarthLink notified of progress in resolving the Service Interruption. If the Service Interruption is estimated to last longer than thirty (30) minutes. EarthLink will have the option, at EarthLink’s sole discretion, of:

I	Removing any links or references to the Co-branded Services from the EarthLink Services until service is fully restored to EarthLink’s satisfaction; or

II	Redirecting any links to any web address or Co-branded Services experiencing a Service Interruption, to an explanatory page of EarthLink’s choosing. EarthLink may publish such explanatory page, and may choose in its sole discretion the wording of any explanatory messages on such page. Such wording may not be defamatory to Partner.

In the event Partner experiences more than two (2) Complete Outages in any six (6) month period, Partner shall be deemed in breach of this Agreement and EarthLink may terminate this Agreement immediately upon written notice to Partner without Partner having an opportunity to cure.

B. Partial Outages shall be managed by Partner in all respects identically to a Complete Outage, except that EarthLink will not have the right to remove any link or reference to the Co-branded Services.

In the event Partner experiences more than four (4) Partial Outages in any six (6) month period, Partner shall be deemed in breach of this Agreement and EarthLink may terminate this Agreement immediately upon written notice to Partner without Partner having an opportunity to cure.

C. In the event of URL Errors and Data Handling Errors, EarthLink will contact Partner and Partner will work in a commercially reasonable manner to repair such Service Interruption. EarthLink may remove any links or references on the EarthLink Services to the Co-branded Services until such time as the Service Interruption is repaired to EarthLink’s satisfaction. If the URL Error or Data Handling Error is not corrected within seventy-two (72) hours of first notification_

EarthLink shall have the right to permanently remove any links or references on the EarthLink Services to the Co-branded Services.

In the event Partner experiences URL Errors, Data Handling Errors or any combination thereof totaling more than ten (10) such errors in any six (6) month period, Partner shall be deemed in breach of this Agreement and EarthLink may terminate this Agreement immediately upon written notice to Partner without Partner having an opportunity to cure.

10.	Security Services

a	Partner shall set up procedures to monitor unauthorized use of its own network and its own services and counteract unacceptable use of the network.

b	Partner shall provide rapid commercially reasonable assistance to EarthLink in order to help them respond to attempted unacceptable use of the Co-branded Services or EarthLink Information System.

EXHIBIT G

Co-Branded Services Terms and Conditions

1)	ACCEPTANCE OF TERMS OF SERVICE

The Free Internet Answering Machine Service and the Paid Internet Answering Machine Service (collectively, the “IAM Service), the FaxWave Service (the “FaxWave Service”), the Free Voice Mail Service and the Paid Voice Mail Service collectively, the “Voice Mail Service”), owned and operated by CallWave, Inc. (“CallWave”), is provided to you (“Member”) under the terms and conditions of this Terms of Services for CallWave, Inc. Products and Services and any operating rules or policies that may be published by CallWave (SM) from time to time (collectively, the “Agreement”). The Agreement and such policies constitute the entire agreement between Member and CallWave and supersede all prior agreements between the parties regarding the subject matter contained herein. BY USING SAID IAM SERVICE, VOICE MAIL SERVICE AND/OR FAXWAVE SERVICE INDIVIDUALLY, A “SERVICE” OR “CALLWAVE SERVICE.” AND COLLECTIVELY, THE “CALLWAVE SERVICES”), MEMBER ACCEPTS THE AGREEMENT.

CallWave reserves the right to change the Agreement at any time and to notify Member by posting an updated version of the Agreement on the CallWave web site. No other changes to the Agreement will be effective or enforceable against CallWave. Member agrees to review changes to the Agreement and the CallWave Privacy Statement and if any change is not acceptable to Member, Member agrees to immediately terminate use of the IAM Service, Voice Mail Service and/or FaxWave Service and the software provided by CallWave. Member’s use of the IAM Service, Voice Mail Service and/or FaxWave Service and/or software after the effective date of any such change constitutes Member’s acceptance of all of the changes.

“The IAM Service, Voice Mail Service and/or FaxWave Service provided by CallWave, pursuant to this Agreement and as defined in Section 2: Details of Service for each respective product, is being offered only to natural persons age eighteen (18) or older. By accepting the terms of this Agreement, Member is representing and warranting to CallWave that Member is age eighteen or older. If any information provided to CallWave by Member is inaccurate, then CallWave may elect to terminate Member’s membership and right to use the IAM Service, Voice Mail Service and/or FaxWave Service.

The rights granted to Member under this Agreement are personal to Member. Member may not sell, assign, sublicense, or otherwise transfer or agree to transfer all or any portion of those rights without the prior written consent of CallWave, which consent may be withheld in the absolute discretion of CallWave.

2)	DETAILS OF SERVICE

a) Free Internet Answering Machine Service and the Paid Internet Answering Machine Service

In order to use the IAM Service, Member must (1) provide all equipment necessary to establish a connection to the Internet, (2) provide for access to the Internet and pay any telephone service fees associated with such access, and (3) supply all phone service features required by the IAM Service, including Busy-Call-Forwarding service.

In consideration of this IAM Service, Member agrees to: (1) provide current, complete, and accurate information about Member as prompted to do so by the IAM Service; (2) maintain and update such information as required to keep it current, complete, and accurate; (3) use the IAM Service only in accordance with applicable law; (4) comply with US law regarding the transmission of technical data exported from the United States through the IAM Service; (5) not use the IAM Service for illegal purposes; (6) not interfere with or disrupt networks connected to the IAM Service; and (7) comply with all regulations, policies and procedures of networks connected to the IAM Service.

The IAM Service makes use of the Internet to send and receive certain messages; therefore, Member’s conduct is subject to laws, rules, regulations, policies and procedures governing the use of the Internet. Member will not use the IAM Service for chain letters, junk mail, or spamming, and will not otherwise send messages through distribution lists to any person who has not given specific permission to be included in such a process.

When Member is using the IAM Service, the CallWave IAM Client must appear on the desktop or, in the case where the CallWave IAM Client may be minimized by Member, in the system tray area of the desktop. Any attempt by the Member to block or hide the IAM Client application from the Member’s computer screen is prohibited.

Member shall not interfere with another Member’s use and enjoyment of the IAM Service or another entity’s use and enjoyment of similar services. CallWave may establish limits on the length of time that the CallWave IAM may be used to monitor Member’s phone line for incoming calls and/or the number of messages which can be sent, received and/or stored by Member in order to prevent excessive use of the IAM Service by one or more members which could negatively impact the use of be IAM Service by other members, and Member agrees to comply with any such limits which CallWave may establish at any time during the term of this Agreement.

i)	LIMITED SOFTWARE LICENSE

CALLWave grants Member a royalty-free, nonexclusive, worldwide license to download and use the Internet Answering Machine software (the “Software”) only (1) in conjunction with the IAM Service and (2) in accordance with all of the terns and conditions of this Agreement. No sublicenses may be granted by Member. This Software license shall expire when the Member’s CallWave Internet Answering Machine account is terminated.

Member may be required to use the most recent version of the Software as a condition of continuing to use the IAM Service. CallWave uses various technical information about a Member’s computer’s operating environment to help CallWave properly configure, diagnose, and monitor the Software and its usage. In addition, from time to time when Member makes use of the Software, CallWave unilaterally may download to Member’s computer system the most recent version of the Software or may Instruct Member to do so. CallWave may inform Members about the availability of new versions of the Software via email or through the IAM Service.

By agreeing to the Agreement, Member expressly agrees not to:

(1)	Modify, translate, reverse engineer, decompile, disassemble or create derivative works based upon the Software or permit others to do so.

(2)	Bypass or defeat any feature or function of the Software.

(3)	Distribute the Software in exchange for any fee, whether fixed or hourly, whether charged separately for services or bundled with a sale of the Software.

(4)	Copy the Software.

(5)	Rent, lease, sublicense, grant a security interest in, or otherwise transfer rights in the Software.

(6)	Remove or modify any proprietary notices or labels in the Software.

(7)	Export or re-export any portion of the Software (i) into (or to a national or resident of) Cuba, Iraq, Libya, Sudan, North Korea, Iran, Syria or any other country to which the U.S. has embargoed exports of goods; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

(8)	Access the Service with any software not provided specifically by CallWave, Inc.

ii)	CONTENT OF MESSAGES

Member is solely responsible for the content of all transmissions sent by Member, and acknowledges and agrees that CallWave neither endorses the content of any transmissions sent or received by Member nor assumes responsibility for any threatening, libelous, obscene, harassing or offensive material contained therein, any infringement of third party intellectual property rights arising therefrom or any crime facilitated thereby.

iii)	PAID SERVICES

Members who subscribe to the Paid Internet Answering Machine Service (the “Paid IAM Services” such as “CallWave Pro)” are obligated to pay, as a condition of subscribing to the Paid IAM Services, all charges and fees imposed by CallWave from time to time, as well as all excise taxes and regulatory surcharges imposed upon CallWave for the Paid IAM Service (collectively, the “Charges”). As a condition of accepting or continuing any subscription for the Paid IAM Service. CallWave reserves the right to perform such credit verification as CallWave determines to be appropriate, and Member agrees to grant all authorizations and provide all information necessary or convenient to CallWave’s credit verification. CallWave may change the amount of the Charges from time to time upon advance written notice to the email address provided by Member upon registering for the Paid IAM Service. Any such new or modified Charges will take effect upon the date of such written notice or such later date as is specified therein. A Member may avoid those new or modified Charges by canceling the subscription to the Paid IAM Service prior to the date on which the new or modified Charges are to take effect.

All such Charges are payable in advance on a monthly, or annual basis, measured from the date on which Member first registered for the Paid IAM Service (the “Commencement Date”). Member will be charged automatically on the anniversary date of Member’s chosen payment plan. Therefore, if Member selects an annual payment plan, Member will be automatically charged on the annual anniversary of the Commencement Date. Upon subscribing to the Paid IAM Services Member may elect to pay the Charges either (1) with the Member’s credit card from such card issuer as is acceptable to CallWave. (2) with a personal check or money order, (3) by a direct-debit to the Member’s checking account, or (4) by a charge to the Member’s phone bill. If CallWave is unable to successfully charge the Member’s phone bill, then Member shall pay the balance due by credit card, personal check or money order. Unless otherwise requested by or allowed by CallWave. Member may change the method of payment only on a quarterly basis, and only in accordance with procedures prescribed by CallWave from time to time.

Except for selection of Manual Check Payment Methods, CallWave will not render a separate statement to the Member for the Charges. Rather, if Member pays the Charges (1) by credit card, then the Charges will appear on the card statement, (2) by debit to the Member’s checking account, then the Charge will appear on the Member’s bank statement, or (3) by phone bill, then the Charge will appear in the “ESBI” section of the Member’s local phone bill. To pay for CallWave’s premium services using your local phone bill, you must be 18 years of age or older and duly authorized by the telephone account owner to make changes to and/or incur charges on this telephone account. If CallWave for any reason is unable to bill or collect any amounts according to Member’s requested payment method, then Member will remain responsible for all such amounts. If Member fails to pay applicable Charges when due, then CallWave in its sole and absolute discretion may cancel the Paid IAM Service, and may pursue such remedies as are available under applicable law for collection of delinquent Charges.

Charges for Paid IAM Services will end on the “Termination Date” (as defined in Section 15: Termination, below). Promptly following any such termination (and in all events within 45 days thereafter), CallWave will refund to Member any unapplied prepaid Charges attributable to the period following the end of the month that includes the Termination Date. If the Termination Date is a day other than the monthly anniversary of the Commencement Date, then Member will owe a full month’s Charges for the month that includes the Termination Date. Example: if Member’s Commencement Date is January 2nd and if Member’s Termination Date is July 10th in the same calendar year, then Member will owe Charges for seven (7) months for that year (i.e., for six full months for the period from January 2nd through July 2nd, and for a seventh month for the period from July 2nd through July 10th).

By registering for the co-branded version of the Paid IAM Services provided by CallWave pursuant to an agreement with EarthLink. Inc. (“EarthLink”), Member acknowledges that EarthLink shall bill Member for the Paid IAM Services in accordance with the EarthLink standard terms and conditions agreed to by Member in registering for any and all EarthLink services, and that related Member information shall be shared with EarthLink for such purposes.

b) Free Voice Mail Service and the Paid Voice Mail Service

In order to use the Voice Mail Service, Member must (1) provide all equipment necessary to establish a connection to the Internet, (2) provide for access to the Internet and pay any telephone service fees associated with such access, (3) supply all phone service features required by the Voice Mail Service, including Call-Forwarding services, (4) provide all equipment necessary to place phone calls, and (5) provide access to telephone service and pay any telephone service fees associated with such access.

In consideration of this Voice Mail Service, Member agrees to: (1) provide current, complete, and accurate information about Member as prompted to do so by the Voice Mail Service; (2) maintain and update such information as required to keep it current, complete, and accurate; (3) use the Voice Mail Service only in accordance with applicable law; (4) comply with US law regarding the transmission of technical data exported from the United States through the Voice Mail Service; (5) not use the Voice Mail Service for illegal purposes; (6) not interfere with or disrupt networks connected to the Voice Mail Service; and (7) comply with all regulations, policies and procedures of networks connected to the Voice Mail Service.

The Voice Mail Service makes use of the telephone network and Internet to send and receive certain messages; therefore, Member’s conduct is subject to laws, rules, regulations, policies and procedures governing the use of the telephone network and Internet. Member will not use the Voice Mail Service for chain letters, junk mail, or spamming, and will not otherwise send messages through distribution lists to any person who has not given specific permission to be included in such a process.

To use the Voice Mail Service in conjunction with the IAM Service, Member will be required to adhere to all policies that are detailed in Section 2.a: Free Internet Answering Machine Service and Paid Internet Answering Machine Service, above.

Member shall not interfere with another Member’s use an enjoyment of the Voice Mail Service or another entity’s use and enjoyment of similar services. CallWave may establish limits on the number of calls and/or messages which can be sent, received and/or stored by Member in order to prevent excessive use of the Voice Mail Service by one or more members which could negatively impact the use of the Voice Mail Service by other members, and Member agrees to comply which any such limits which CallWave may establish at any time during the term of this Agreement.

i)	LIMITED SOFTWARE LICENSE

CallWave grants Member a royalty-free, nonexclusive, worldwide license to download and use the Internet Answering Machine software (the “Software”) only (1) in conjunction with the Voice Mail Service and (2) in accordance with all of the terms and condition of this Agreement. No sublicenses may be granted by Member. This Software license shall expire when the Member’s CallWave Internet Answering Machine account is terminated.

Member may be require to use the most recent version of the Software as a condition of continuing to use the Voice Mail Service. CallWave uses various technical data about a Member’s computer’s operating environment to help CallWave properly configure, diagnose, and monitor the Software and its usage. In addition, from time to time when Member makes use of the Software. CallWave unilaterally may download to Member’s computer system the most recent version of the Software. CallWave may inform Members about the availability of new versions of the Software via email, the Voice Mail Service and/or IAM Service.

By agreeing to the Agreement, Member expressly agrees not to:

(1)	Modify, translate, reverse engineer, decompile, disassemble or create derivative works based upon the Software or permit others to do so.

(2)	Bypass or defeat any feature of function of the Software.

(3)	Distribute the Software in exchange for any fee, whether fixed or hourly, whether charged separately for services or bundled with a sale of the Software.

(4)	Copy the Software.

(5)	Rent, lease, sublicense, grant a security interest in, or otherwise transfer rights in the Software.

(6)	Remove or modify any proprietary notices or labels in the Software.

(7)	Export or re-export any portion of the Software (i) into (or to a national or resident of) Cuba, Iraq, Libya, Sudan, North Korea, Iran, Syria or any other country to which the U.S. has embargoed exports of goods; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

(8)	Access the Service with any software not provided specifically by CallWave, Inc.

ii)	CONTENT OF MESSAGES

Member is responsible for the content of all transmissions sent by Member, and agrees that CallWave neither endorses the content of any transmissions sent or received by Member nor assumes responsibility for any threatening, libelous, obscene, harassing or offensive material contained therein, any infringement of third party intellectual property rights arising therefrom or any crime facilitated thereby.

iii)	PAID SERVICES

Members who subscribe to the Paid Voice Mail Service (the “Paid Voice Mail Services”) are obligated to pay, as a condition to subscribing to the Paid Voice Mail Services, all charges and fees imposed by CallWave from time to time, as well as all excise taxes and regulatory surcharges imposed upon CallWave for the Paid Voice Mail Service (collectively, the “Charges”). As a condition of accepting or continuing any subscription for the Paid Voice Mail Service, CallWave reserves the right to perform such credit verification as CallWave determines to be appropriate, and Member agrees to grant all authorizations and provide all information necessary or convenient to CallWave’s credit verification. CallWave may change the amount of the Charges from time to time upon advance written notice to the email address provided by Member upon registering for the Paid Voice Mail Service. Any such new or modified Charges will take effect upon the date of such written notice or such later date as is specified therein. A Member may avoid those new or modified Charges by canceling the subscription to the Paid Voice Mail Service prior to the date on which the new or modified Charges are to take effect.

All such Charges are payable in advance on a monthly or annual basis, measured from the date on which Member first registered for the Paid Voice Mail Service (the “Commencement Date”). Member will be charged automatically on the anniversary date of Member’s chosen payment plan. Therefore, if Member selects an annual payment plan, Member will be automatically charged on the annual anniversary of the Commencement Date. Upon subscribing to the Paid Voice Mail Service Member may elect to pay the Charges either (1) with the Member’s credit card from such card issuer as is acceptable to CallWave, (2) with a personal check or money order, (3) by a direct-debit to the Member’s checking account, or (4) by a charge to the Member’s phone bill. If CallWave is unable to successfully charge the Member’s phone bill, then Member shall pay the balance due by credit card, personal check or money order. Member may change the method of payment only on a quarterly basis, and only in accordance with procedure prescribed by CallWave from time to time.

Except for selection of Manual Check Payment Methods, CallWave will not render a separate statement to the Member for the Charges. Rather, if Member pays the Charges (1) by credit card, then the Charges will appear on the card statement, (2) by debit to the Member’s checking account, then the Charge will appear on the Member’s bank statement, or (3) by phone bill, then the Charge will appear periodically in the “ESBI” section of the Member’s local phone bill. To pay for CallWave’s premium services using your local phone bill, you must be 18 years of age or older and duly authorized by the telephone account owner to make changes to and/or incur charges on this telephone account. If CallWave for any reason is unable to bill or collect any amounts according to Member’s requested payment method, then Member will remain responsible for all such amounts. If Member fails to pay applicable Charges when due, then CallWave in its sole and absolute discretion may cancel the Paid Voice Mail Service, and may pursue such remedies as are available under applicable law for collection of delinquent Charges.

Charges for Paid Voice Mail Services will end on the “Termination Date” (as defined in Section 15: Termination, below). Promptly following any such termination (and in all events with 45 days thereafter), CallWave will refund to Member any unapplied prepaid Charges attributable to the period following the end of the month that includes the Termination Date. If the Termination Date is a day other than the monthly anniversary of the Commencement Date, then Member will owe a full month’s Charges for the month that includes the Termination Date. Example: if Member’s Commencement Date is January 2nd and if Member’s Termination Date is July 10th in the same calendar year, then Member will owe Charges for seven (7) months for that year (i.e., for six full months for the period from January 2nd through July 2nd and for a seventh month for the period from July 2nd through July 10th).

c) FaxWave Service

Through the FaxWave Service, CallWave is providing Member with the capability to receive faxes via electronic mail on the World Wide Web by use of CallWave’s own system. CallWave will receive faxes on Member’s behalf over telecommunications service CallWave purchase from local exchange and/or inter-exchange common carriers. CallWave will use a telephone number assigned to it by the common carrier for this purpose. Upon receiving a fax, CallWave will forward the information to Member via email by converting the fax to electronic image format. CallWave presently does not charge Member for the basic fax service for personal and noncommercial purposes, subject to usage limits that may be announced by CallWave from time to time, except for Enhancements the Member may elect to obtain. CallWave reserves the right to impose in the future a fee for the use of the FaxWave Service. In order to use the FaxWave Service, Member must: (1) provide all equipment, including a computer and modem, necessary to establish a connection to the World Wide Web; (2) provide for Member’s own access to the World Wide Web and pay any telephone service fees associated with such access; and (3) download, install and maintain fax viewing software compatible with the FaxWave Service, if necessary.

In consideration for this FaxWave Service, Member agrees to: (1) provide certain current, complete, and accurate information about Member as prompted to do so by the FaxWave Service, (2) maintain and update this information as required to keep it current, complete, and accurate, and (3) use the FaxWave Service only in accordance with applicable law. All information requested by CallWave in connection with Member’s initial sign-up for the FaxWave Service shall be referred to as registration data (the “Registration Data”). Member hereby grants to CallWave the right to disclose to third parties certain Registration Data about Member and FaxWave Service membership in the aggregate; however, CallWave shall exercise its best efforts to exclude from such disclosures Member’s name, mailing address, email address, account and phone number, unless (x) Member expressly directs CallWave for any other person Member specifically designates) to disclose such information through the FaxWave Service as provided by the FaxWave Service, or (y) CallWave is required to disclose such information by any applicable law or legal process served on CallWave.

1)	LIMITATIONS ON SERVICE

Member acknowledges that Member’s right to use the FaxWave Service is subject to the following limitations:

(1)	The FaxWave Service is available only to natural persons.

(2)	CallWave will allow only one (1) telephone number per Member for the purpose of providing the service to Member.

(3)	Member may distribute the telephone number that CallWave will use to receive faxes intended for forward to Member only in connection with the FaxWave Service provided by CallWave. Upon termination of this Agreement, Member’s right to use that number shall expire forthwith. Member may not distribute that fax number with any facsimile or email service other than the FaxWave Service provided by CallWave under this Agreement.

(4)	The telephone numbers used in conjunction with the FaxWave Service are valuable resources, which are intended to be used to receive facsimile transmissions intended for Members. Since there is significant demand for such numbers, CallWave is committed to allocating such numbers only to Members who make use of the FaxWave Service. CallWave is committed to making the FaxWave Service available as widely as possible to Members who will use it. Consequently, CallWave reserves the right to cancel this Agreement and terminate Member’s right to use the FaxWave Service if no fax transmissions are received by the Member during any period of sixty (60) consecutive days. CallWave’s failure to exercise that right as to any period of minimum usage or nonuse shall not preclude CallWave from thereafter invoking its right to terminate.

(5)	Member acknowledges that although CallWave currently has set no maximum usage limits on the quantity of faxes a Member may receive through the FaxWave Service, CallWave has established and is offering the FaxWave Service with the intention that it be used solely on a limited periodic basis for facsimile transmissions solely for the benefit of Member personally. CallWave retains the right, at CallWave’s sole discretion, in the future to set additional limits on use of the FaxWave Service and to determine whether Member’s conduct is consistent with the uses intended by CallWave for the FaxWave Service. CallWave further reserves the right to terminate Member’s right to use the FaxWave Service if CallWave determines that Member’s use of the FaxWave Service is not consistent with the uses intended therefore by CallWave.

(6)	CallWave reserves the right to terminate any accounts that have been inactive for a period of sixty (60) days. Prior to termination, CallWave will notify the Member that the telephone number has been inactive and that the account will be deleted unless usage begins immediately. Once an account is terminated, the FaxWave telephone number becomes available for someone else’s use.

d)	Telemarketer Blocking Service

CallWave’s Telemarketer Blocking Service (the “Telemarketer Blocking Service”) is offered to Members only on an “as is” or “as available” basis and in conjunction with the IAM Service, Voice Mail Service and/or FaxWave Service provided by CallWave, pursuant to this Agreement. Member expressly agrees that the use of CallWave’s Telemarketer Blocking Service is at Member’s sole risk. Member further acknowledges that the Telemarketer Blocking Service is a user configurable service and that the use of the Telemarketer Blocking Service may interfere with Member’s receipt of calls from people and organizations other than telemarketers, and hereby waives and releases CallWave from any and all claims, costs, damages or expenses arising for any such lost calls. Member may turn off the Telemarketer Blocking Service at any time to avoid the risk of missing calls. Telemarketer Blocking Service functions while Member: 1) is connected to the Internet; 2) has provisioned call forwarding services with Member’s local telephone company to forward all busied calls to the CallWave Network: and 3) is using the IAM Service. The Telemarketing Blocking Service is designed to block incoming calls from telemarketers that make use of predictive dialer computers by playing the tones that indicate that the phone number has been disconnected. Predictive dialing computers are detected by the absence of caller ID on an incoming call. Whether the Telemarketer Blocking Service will affect computer-dialed calls from sources other than telemarketers depends on the type of computer equipment and how that equipment is being used. In some cases, organizations that are not telemarketers may also use predictive dialing computers. Such organizations may include, but are not limited to, charitable organizations, blood banks, public safety and service organizations, market researchers, opinion and political pollsters, and academic institutions. In such cases, calls from these organizations, international and domestic calling card calls, and/or calls that occur during times when there is an interruption along the Telco network rendering caller IDs unavailable, may be blocked by the Telemarketer Blocking Service. Such organizations may still reach Member by dialing Member’s telephone number directly.

3)	CHANGES TO HOME TELEPHONE SERVICE

In order to use certain aspects of the CallWave service, a Member may authorize CallWave to make certain changes to the Member’s home telephone service. For example, CallWave’s IAM Service and Voice Mail Service work best with call forwarding services from Member’s local telephone company. It may be most efficient for CallWave to place orders for Call Forwarding Services and make other changes in Member’s local telephone service, to support the installation of CallWave services. Therefore, in agreeing to the Agreement, Member is certifying that Member is at least eighteen (18) years old and is authorized to make changes in Member’s local telephone service and incur charges on the service for Member’s home telephone number. If Member in the future so authorizes CallWave, then CallWave may (i) access Member’s local telephone account information maintained by Member’s local telephone company, and (ii) make any such changes to Member’s local telephone account and service as are necessary in order to activate the CallWave services for use by Member. Member acknowledges that by adding new services to Member’s local telephone account. Member may incur additional fees from Member’s local telephone company. Member agrees that even if Member in the future authorizes CallWave to access and/or make changes to Member’s local telephone service. Member shall remain solely responsible for paying any increased charges imposed by reason of CallWave’s making any such changes to Member’s local telephone account or service. Since CallWave does not provide Member’s local telephone service and is only acting as Member’s agent for the purposes of provisioning, Member acknowledges that CallWave has no obligation to inform Member of any such increased charges or other modifications in the pricing structure for Member’s local telephone service.

4)	CALLWAVE NETWORK

The CallWave Network is comprised of carrier infrastructure based on software-based switching technology. CallWave’s software phone lines use the public Internet as a virtual “last mile” for location-independent delivery of IAM Service, Voice Mail Service and or FaxWave Service. The CallWave Network technology has been developed and is maintained by CallWave to support use by Members of IAM Service, Voice Mail Service and/or FaxWave Service. Use of this service by people other than current Members of IAM Service. Voice Mail Service and/or FaxWave Service may cause CallWave to incur additional costs.

CallWave reserves the right to communicate with Member’s local telephone provider for the purpose of canceling Member’s Call Forwarding Services. CallWave also reserves the right to communicate with Member to request the cancellation of Member’s Call Forwarding Services. Member shall be liable for any and all charges associated with the cancellation of Call Forwarding Services by Member’s local telephone provider, whether initiated by Member or by CallWave. CallWave is not obligated to contact Member prior to CallWave’s said communication with Member’s local telephone provider for the purpose of canceling Member’s Call Forwarding Services. Said reserved rights will continue past Member’s Termination in the event that Member’s Call Forwarding Services continue to direct calls to the CallWave Network.

5)	MODIFICATIONS OF SERVICE

CallWave reserves the right to modify or terminate the IAM Service, Voice Mail Service and/or FaxWave Service, or any feature of the IAM Service, Voice Mail Service and/or FaxWave Service, from time to time with or without notice to Member. CallWave may elect to modify or terminate certain features offered as part of the Paid IAM Services and/or Paid Voice Mail Service upon written notice to the email address most recently provided by Member to CallWave for the Paid IAM Services and/or Paid Voice Mail Service. Any such modifications or terminations will take effect upon the date of such written notice or such later date as is specified therein. CallWave in its discretion may determine the extent, if any, to which any such changes may impact the Charges for the Paid IAM Services and/or Paid Voice Mail Services, but CallWave shall not have any obligation to adjust the Charges by reason of any such change in the Paid IAM Services and/or Paid Voice Mail Services.

CallWave shall not be liable to Member or any third party should CallWave exercise its right to modify or terminate the IAM Service Voice Mail Service and/or FaxWave or any feature of the said Services.

6)	MEMBER CONDUCT

Member is solely responsible for the contents of his or her transmissions through the IAM Service, Voice Mail Service and/or FaxWave Service Member’s use of the IAM Service, Voice Mail Service and/or FaxWave Service is subject to all applicable local, state, national and international laws and regulations.

Member shall be fully liable for all use of Member’s account, including any unauthorized use of such account by any third party. Member agrees (1) to comply with US law regarding the transmission of technical data exported from the United States through the IAM Service. Voice Mail Service and/or FaxWave Service; (2) not to use the IAM Service, Voice Mail Service and/or FaxWave Service for illegal purposes; (3) not to interfere or disrupt networks connected to the IAM Service, Voice Mail Service and/or FaxWave Service; and (4) to comply with all regulations, policies and procedures of networks connected to the IAM Service, Voice Mail Service and/or FaxWave Service.

The IAM Service, Voice Mail Service and FaxWave Service makes use of the Internet to send and receive certain messages; therefore, Member’s conduct is subject to Internet regulations, policies and procedures. Member will not use the IAM Service, Voice Mail Service and/or FaxWave Service for chain letters, junk mail, spamming or any use of distribution lists to any person who has not given specific permission to be included in such a process.

Member agrees not to transmit through the IAM Service, Voice Mail Service and/or FaxWave Service any unlawful, harassing, libeicus, abusive, threatening, harmful, vulgar, obscene or otherwise objectionable material of any kind or nature. Member further agrees not to transmit any material that encourages conduct that could constitute a criminal offense, give rise to civil liability or otherwise violate any applicable local, state, national or international law or regulation. Attempts to gain unauthorized access to other computer systems are prohibited.

Member shall not interfere with another Member’s use and enjoyment of the IAM Service, Voice Mail Service and/or FaxWave Services or another entity’s use and enjoyment of similar services. CallWave in its sole discretion may terminate the IAM Service,

Voice Mail Service and/or FaxWave Service effective immediately if Member fails to observe and conform Member’s use of the IAM Service Voice Mail Service and/or FaxWave Service to the terms and conditions of this Agreement.

7)	PRIVACY POLICY

Member acknowledges and agrees that CallWave neither endorses the contents of any Member communications nor assumes responsibility for any threatening, libelous, obscene, harassing or offensive material contained therein, any infringement of third party intellectual property rights arising therefrom, or any crime facilitated thereby.

Member acknowledges and agrees that CallWave may be required to undertake certain technical processing of faxed messages and otherwise to have access to their content in order to (1) send and receive messages; (2) conform to connecting networks’ technical requirements: (3) conform to the limitations of the FaxWave Service; or (4) conform to other similar requirements. Member hereby consents to CallWave’s having access for such purposes to the contents of transmissions sent and received by Member under this Agreement

The CallWave Privacy Statement provides a detailed description of CallWave’s information gathering and privacy practices. The CallWave Privacy Statement is hereby incorporated into this Agreement and can be found on the CallWave web site at http // www.callwave.com/privacy.html.

8)	MEMBER ACCOUNT, PASSWORD AND SECURITY

Member is solely responsible for maintaining the confidentiality of Member’s password and account. Furthermore, Member is entirely responsible for any and all activities that occur under Member’s account. Member may change Member’s password at any time by following instructions; Member may also set up a new account and close an old one at Member’s convenience. Member agrees to immediately notify CallWave of any unauthorized use of Member’s account or any other breach of security known to Member.

With respect to FaxWave Service, once Member completes the registration process, member shall receive a fax number and password for member’s account. Member may have only one free account at a time.

9)	MEMBER MESSAGES TO CALLWAVE

Member hereby consents to the editing and publication by CallWave of all or part of the text of any email or message sent by Member to CallWave, together with the Member’s initials and state and country (if non- U.S.) of residence. “Publication” includes but is not limited to, reprinting and distributing such quotes electronically, in hard copy form, or posting such quotes on the CallWave web site.

10)	DISCLAIMER OF WARRANTIES

Member expressly agrees that use of the IAM Service, Voice Mail Service and/or FaxWave Service is at Member’s sole risk. The IAM Service, Voice Mail Service and/or FaxWave Service is provided on an “as is” and “as available” basis. CallWave expressly disclaims all warranties of any kind, whether expressed or implied, including, but not limited to the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

CallWave makes no warranty that the IAM Service, Voice Mail Service and/or FaxWave Service will meet Member’s requirements, or that the IAM Service, Voice Mail Service and/or FaxWave Service will be uninterrupted, timely, secure, or error free: nor does CallWave make any warranty as to the results that may be obtained from the use of the IAM Service, Voice Mail Service and/or FaxWave Service or as to the accuracy or reliability of any information obtained through the IAM Service, Voice Mail Service and/or FaxWave Service or that defects in the Software will be corrected. CallWave assumes no responsibility for the deletion of or failure to store or deliver voice or fax messages.

Member understands and agrees that any material and/or data downloaded or otherwise obtained through the use of the IAM Service, Voice Mail Service and/or FaxWave Service is done at Member’s own discretion and risk and that Member will be solely responsible for any damage to Member’s computer system or loss of data that results from the download of such material and/or data.

CallWave makes no warranty regarding any goods or services purchased or obtained through the IAM Service, Voice Mail Service and/or FaxWave Service, or any transactions entered into through the IAM Service, Voice Mail Service and/or FaxWave Service. No advice or information, whether oral or written, obtained by Member from CallWave or through the IAM Service, Voice Mail Service and/or FaxWave Service shall create any warranty not expressly made herein.

CallWave will attempt in good faith to resolve any technical problems Member may experience with the IAM Service, Voice Mail Service and/or FaxWave Service. Member understands that telephone-based technical support may not be provided. CallWave will provide email support to a Member who subscribes to the non-co-branded versions of the IAM Service and/or the FaxWave Service. If Member experiences a problem with the IAM Service and/or Voice Mail Service, a Member who subscribes to a non-co-branded version of the IAM Service can send an email to care@callwave.com. If Member experiences a problem with the FaxWave Service, a Member who subscribes to the non-co-branded version of the FaxWave Service can send an email to support@callwave.com A Member who subscribes to the EarthLink co-branded version of the Paid IAM Services can contact EarthLink by email at service@earthlink.net or by phone at (800) EARTHLINK (327-8454). CallWave is not obligated to provide customer support directly to Members who subscribe to a co-branded version of CallWave’s services.

If Member has subscribed to a paid service that includes Caller ID, CallWave will attempt to present calling party ID to Member when a call comes in. However, CallWave will not be able to provide Caller ID (and is not responsible for those cases) when the local phone provider and/or Inter-Exchange Carrier fails to provide the appropriate Caller ID information to CallWave.

11)	LIMITATION OF LIABILITY

CallWave shall not be liable for any direct, indirect, incidental, special or consequential damages, resulting from the use or the inability to use any Service or for cost of procuring any substitute goods and services or resulting from any goods or services purchased or obtained or messages received or transactions entered into through a Service or resulting from unauthorized access to or alteration of member’s transmissions or data, including but not limited to, damages for loss of profits, use, data or other intangible, even, if CallWave has been advised of the possibility of such damages.

12)	FORCE MAJEUR

With respect to so-called force majeur (“acts of God”) no party shall have any liability under this Agreement or in connection therewith if such party is unable to perform its obligations hereunder by reason of any strike, work stoppage, utility interruption, insurrection, riot, fire, earthquake, hurricane, tornado, other severe weather, any other act of God or other calamitous event beyond the control of such party.

13)	THIRD PARTIES

With respect to breaches by third parties: Member (1) acknowledges that CallWave’s ability to perform its obligations under this Agreement is dependent upon the availability of equipment and services from third parties (collectively, the “vendors”) with whom CallWave has contracted for the delivery of telecommunications and Internet services and equipment, and (2) agrees that CallWave shall not be in breach of its obligations hereunder if CallWave is prevented from performing such obligations solely by reason of the breach or other failure by any such vendor to perform its obligations to CallWave in accordance with the terms of its agreement with CallWave.

14)	INDEMNIFICATION

Member shall indemnify, defend, and hold CallWave, its parents, subsidiaries, affiliates, officers, directors, and employees free and harmless from any and all claims, costs, damages, and expenses (including but not limited to reasonable attorneys’ fees), which arise from or are related to any act or omission by Member in connection with the use of the IAM Service, Voice Mail Service and/or FaxWave Service, including but not limited to any such claims, costs, damages, and expenses arising from or related to Member’s violation of any terms and conditions of this Agreement, Member’s violation of any applicable law, rule, or regulation, or any infringement by Member (or any other person using the IAM Service, Voice Mail Service and/or FaxWave Service in reliance on Member’s rights under this Agreement) of any intellectual property or other rights of any other person.

15)	TERMINATION

Either Member or CallWave may terminate the IAM Service, Voice Mail Service and/or FaxWave Service with or without cause at any time. Termination (the “Termination”) shall occur only when (a) one party (the “terminating party”) delivers to the other written or electronic) notice of the terminating party’s intent to terminate the Member Services and (b) the Member ceases all use of any Service CallWave shall not be liable to Member or any third party for any Termination of IAM Service, Voice Mail Service and/or CallWave Service. In addition, Member shall contact Member’s telephone service provider to discontinue the forwarding of inbound calls to CallWave.

Notwithstanding any other provision of this Agreement to the contrary, if Member objects to any terms and conditions of the Agreement or any subsequent modifications thereto or becomes dissatisfied with the IAM Service, Voice Mail Service and/or Fax Wave Service in any way, then Member’s sole and exclusive remedy shall be to terminate IAM Service, Voice Mail Service and/or FaxWave Service membership as defined above. CallWave shall not be liable to Member or any third party or responsible for any charges incurred for the termination of Member’s Call Forwarding service. Upon Termination of the IAM Service, Voice Mail Service and/or FaxWave Service, Member’s right to use the IAM Service, Voice Mail Service and/or FaxWave Service and associated software, and the fax and/or telephone number(s) assigned to Member hereunder, when applicable, immediately ceases. Thereafter, Member shall have no right to require CallWave to forward, and CallWave shall have no obligation to forward, any unread or unsent voice and/or fax messages to Member or any third party.

If CallWave terminates the IAM Service and/or Voice Mail Service at any time, then Member is required to discontinue use of the IAM Service, Voice Mail Service and/or FaxWave service. CallWave shall not be liable to Member or any third party or responsible for any charges incurred for the termination of Member’s Call Forwarding service.

In the event that Member fails to cancel the Call Forwarding service with Member’s local telephone company and continues to make use of CallWave’s Network for the receipt of Member’s forwarded calls, Member-initiated Termination shall not be considered effective. As a result of such continued use of CallWave’s Network, CallWave reserves the right to communicate with Member on in ongoing basis regarding such use of CallWave’s Network and related services. CallWave reserves the right, at its sole discretion, __ contact Member’s telephone service provider to terminate Member’s Call Forwarding service. In any event, Member will be liable for any and all charges associated with Member’s Call Forwarding service.

In connection with any Termination hereunder, the “Termination Date” shall be:

a)	With respect to any Termination by Member, the Termination Date (the “Termination Date”) shall be the first day on which (i) Member has discontinued use of the IAM Service, Voice Mail Service and/or FaxWave Service; (ii) has notified CallWave in writing of Member’s intent to terminate; and (iii) Member has cancelled Member’s Call Forwarding service with Member’s local phone company.

b)	With respect to any Termination by CallWave, at CallWave’s election in its sole discretion, either (i) the date upon which CallWave notifies Member of said Termination or (ii) the date upon which Member discontinues the forwarding of calls to the CallWave Network.

16)	PARTICIPATION IN PROMOTIONS OF ADVERTISERS

Member may enter into correspondence with or participate in promotions of persons who advertise goods or services on the IAM Service, Voice Mail Service and/or FaxWave Service (the “Advertisers”). Any such correspondence or promotions, including the delivery of and the payment for goods and services, and any other terms, conditions, warranties or representations associated with such correspondence or promotions, are solely between the corresponding Member and the Advertiser. CallWave assumes no liability, obligation or responsibility for any part of any such correspondence or promotion.

17)	PROPRIETARY RIGHTS TO CONTENT

Member acknowledges that content, including but not limited to text, software, music, sound, photographs, video, graphics or other material contained in either sponsor advertisements or email-distributed, commercially produced information presented to Member or third parties by the IAM Service, Voice Mail Service and/or FaxWave Service (“Content”), by CallWave or CallWave’s Advertisers, is protected by copyrights, trademarks, service marks, patents or other proprietary rights and laws; therefore, Member is permitted to use this Content only as expressly authorized by the IAM Service, Voice Mail Service and/or FaxWave Service or the Advertiser. Member may not copy, reproduce, distribute, or create derivative works from this Content without expressly being authorized to do so by the IAM Service, Voice Mail Service and/or FaxWave Service or the Advertiser.

18)	NOTICE

CallWave may broadcast notices or messages through the IAM Service, Voice Mail Service and/or FaxWave Service to inform Members of changes to the Agreement, the IAM Service, Voice Mail Service and/or FaxWave Service, or other matters of importance. At CallWave’s election, such broadcast may be sent over email, conventional mail, as a voice transmission, and/or fax, and notice shall be deemed delivered and received on the date on which it is transmitted. Use of the IAM Service, Voice Mail Services and/or FaxWave Service constitutes Member’s consent to receiving such notices.

19)	ARBITRATION

All disputes which arise under this Agreement or in connection with the IAM Service, Voice Mail Service and/or FaxWave Service to be delivered hereunder and which are not resolved within thirty (30) days following the delivery by one party to the other of a written notice describing the dispute shall be resolved by binding arbitration under the rules of the American Arbitration Association before a single arbitrator in Santa Barbara, California. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon shall be entered in a court of competent jurisdiction. MEMBER ACKNOWLEDGES AND AGREES THAT BY CONSENTING TO THIS AGREEMENT, MEMBER IS CONSENTING TO BINDING ARBITRATION OF ALL

DISPUTES HEREUNDER, AND THAT IN ARBITRATION, MEMBER SHALL NOT HAVE A RIGHT TO A JURY TRIAL, SHALL HAVE LIMITED DISCOVERY RIGHTS, AND SHALL HAVE VERY LIMITED RIGHTS OF APPEAL FROM THE DECISION OF THE ARBITRATOR.

NOTHING IN THIS SECTION 19: ARBITRATION IS INTENDED OR SHALL BE CONSTRUED TO MODIFY OR OTHERWISE BE INCONSISTENT WITH THE PROVISIONS OF SECTION 15: TERMINATION, ABOVE, WHICH SETS FORTH THE SOLE AND EXCLUSIVE REMEDY OF ANY MEMBER WHO OBJECTS TO ANY TERMS OF THIS AGREEMENT (OR ANY MODIFICATION HEREOF) OR BECOMES DISSATISFIED WITH ANY SERVICE.

20)	QUESTIONNAIRE REQUIREMENT

From time to time, CallWave may send Members a questionnaire that asks about their experiences using the IAM Service, Voice Mail Service, the FaxWave Service and/or about their telecommunications plans for the future. We require all Members to respond to at least one (1) questionnaire per year. If we do not receive a response to at least one questionnaire sent to Member within a given 12-month period. CallWave reserves the right to terminate that Member’s IAM Service, Voice Mail Service and/or FaxWave Service.

21)	MISCELLANEOUS

The Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding its conflict of law provisions. Subject to Section 19: Arbitration, above, Member and CallWave agree to submit to the exclusive jurisdiction of the courts of the State of California and further agree that the exclusive venue for any cause of action arising under or relating to this Agreement or the IAM Service, Voice Mail Service and/or FaxWave Service provided hereunder shall be the Superior Court in and for Santa Barbara County, California, sitting in the City of Santa Barbara, California. Member and CallWave agree that any cause of action arising out of or related to the Agreement or the IAM Service, Voice Mail Service and/or FaxWave Service must commence within one (1) year after the cause of action arose; otherwise, such cause of action is permanently barred.

If any provision of the Agreement is determined by an arbitrator or court of competent jurisdiction to be contrary to applicable law, then such provision shall be construed as nearly as possible to conform to applicable law and the other provisions of this Agreement shall remain in full force and effect.

The Agreement (a) constitutes the entire agreement between Member and CallWave and supersedes all prior agreements between the parties regarding the subject matter contained herein, and (b) may be modified or amended only in the manner expressly set forth therein

CallWave at any time and from time to time may assign its rights and delegate its duties under this Agreement without the prior consent of Member

CallWave’s failure to exercise or enforce any right or provision of the Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by CallWave in writing.

The section titles in the Agreement are solely used for the convenience of the parties and have no legal or contractual significance.

Members subscribing to the EarthLink co-branded version of the Paid IAM Services can contact EarthLink by:

Email:	service@earthlink.net
Mail:	EarthLink, Inc.
1375 Peachtree St., Level A
Atlanta, GA 30309

Member subscribing to non-co-branded versions of the IAM Services provided by CallWave can contact CallWave by:

Email:	care@callwave.com
Mail:	CallWave, Inc.
P.O. Box 609
Santa Barbara, CA 93102